Exhibit 99.1

Nabriva Therapeutics Provides Business and Development Update and Reports 2016 Financial Results

Vienna, Austria / King of Prussia, PA, March 24, 2017 (NASDAQ: NBRV) — Nabriva Therapeutics AG (NASDAQ: NBRV), a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today provided a business and clinical development update and reported its financial results for the year ended December 31, 2016.

“For the last 12 months, we have been executing on our clinical development program and are continuing to make progress enrolling our ongoing pivotal Phase 3 clinical trials—known as LEAP 1 and LEAP 2—evaluating lefamulin for the treatment of patients with moderate to severe community-acquired bacterial pneumonia (CABP),” said Dr. Colin Broom, Chief Executive Officer of Nabriva. “This is poised to be a potentially transformational year for Nabriva, as we expect top-line clinical data from LEAP 1 in the third quarter of 2017. In addition, based on current projections, we expect to complete patient enrollment for LEAP 2 in the fourth quarter of 2017 and we anticipate receiving top-line data for LEAP 2 in the first quarter of 2018.”

“CABP is a serious respiratory infection in need of new treatment options, as increasing bacterial resistance is rendering existing antibiotics less effective. We believe that lefamulin offers the potential benefit of a monotherapy with targeted activity against the most common pathogens causing CABP, including multidrug resistant strains,” said Dr. Elyse Seltzer, Nabriva’s Chief Medical Officer. “Additionally, with the requirement in 2017 for US hospitals to implement an antibiotic stewardship program to drive the appropriate use of antibiotics, we believe that it is critically important to develop antibiotics that align with these stewardship principles and offer a new, pragmatic option for treating CABP. With its novel mechanism of action, targeted spectrum of activity, lack of cross resistance with other commonly used respiratory antibiotics, IV and oral formulations and favorable tolerability profile, we believe that if approved, lefamulin may be well-positioned as an empiric monotherapy for the treatment of moderate to severe CABP.”

FULL YEAR 2016 AND RECENT CORPORATE AND DEVELOPMENT HIGHLIGHTS

•            In February 2017, Nabriva confirmed no sample size adjustment was recommended for the lefamulin evaluation against pneumonia (LEAP 1) trial. LEAP 1 is a Phase 3 global, registrational clinical trial evaluating the safety and efficacy of lefamulin (IV/po) in patients with moderate to severe CABP. Following completion of LEAP 1 enrollment in the second quarter of 2017 and final data collection and analysis, the company expects to announce LEAP 1 top-line efficacy and safety data in the third quarter of 2017.

•            In October 2016, at IDWeek 2016, Nabriva presented data that supports IV and oral dosing selection in lefamulin’s ongoing Phase 3 clinical development program.

•            In June 2016, at the American Society of Microbiology (ASM) Microbe Conference, Nabriva presented in vitro data demonstrating activity of lefamulin against Mycoplasma pneumoniae, including macrolide-resistant strains.

•            In April 2016, Nabriva initiated its second global, registrational Phase 3 clinical trial of oral lefamulin (LEAP 2) in patients with moderate CABP. LEAP 2 is designed to enroll approximately 740 patients at approximately 160 centers.

•            In April 2016, oral lefamulin was granted Qualified Infectious Disease Product (QIDP) status by the FDA.

•            In December 2016, Nabriva completed a rights offering and a subsequent underwritten offering, pursuant to Austrian Corporate law, which together generated aggregate gross proceeds of approximately $25 million. Aggregate net proceeds to Nabriva from the rights offering and the underwritten offering were approximately $21 million, after deducting estimated fees and offering expenses. The company plans to use the net proceeds from the rights offering and the underwritten offering for general corporate purposes, including working capital and pre-commercial activities.

•            On March 24, 2017, Nabriva’s supervisory board authorized management to pursue a plan for the redomiciliation of its ultimate parent company from Austria to Ireland.  The company is working with its advisors to structure and implement such a redomiciliation plan.  The company currently anticipates that the plan, which will require further approval of the supervisory board, will be presented to Nabriva’s shareholders for their consideration during 2017. Nabriva may abandon its redomiciliation plan at any time and there can be no assurance that it will redomicile from Austria to Ireland during 2017, or at all.

FULL YEAR 2016 FINANCIAL HIGHLIGHTS

•            For the year ended December 31, 2016, Nabriva reported a net loss of $54.9 million or $25.56 per share, compared to a net loss of $47.0 million or $44.37 per share for the year ended December 31, 2015.

•            Research and development expenses increased from $23.6 million for the year ended December 31, 2015 to $48.0 million for the year ended December 31, 2016. The increase was primarily due to higher costs related to the company’s ongoing Phase 3 clinical trials of lefamulin.

•            General and administrative expense increased from $7.9 million for the year ended December 31, 2015 to $13.5 million for the year ended December 31, 2016. The increase was primarily due to increased staff costs related to the hiring of additional employees and increased professional service fees related to operating as a public company.

•            As of December 31, 2016, Nabriva had $83.9 million in cash, cash equivalents and short-term investments compared to $111.4 million as of December 31, 2015.  We expect that this year-end balance will be sufficient to fund our operating expenses and capital expenditures at least into the second quarter of 2018.

About Nabriva Therapeutics AG

Nabriva Therapeutics is a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infectives to treat serious infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations of its lead product candidate, lefamulin. Lefamulin is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans.  The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade.  Lefamulin is currently being evaluated in two global, registrational Phase 3 clinical trials in patients with moderate to severe CABP.  Nabriva believes lefamulin is well positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile. Nabriva Therapeutics intends to further pursue development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and are developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as plans for the design, conduct and timelines of Phase 3 clinical trials of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

Contact:

INVESTOR RELATIONS

Will Sargent

Nabriva Therapeutics AG

William.Sargent@nabriva.com

610-813-6406

MEDIA

Katie Engleman

Pure Communications, Inc.

Katie@purecommunicationsinc.com

910-509-3977

FINANCIAL REVIEW

Overview

We are a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics. We are developing our lead product candidate, lefamulin, to be the first pleuromutilin antibiotic available for systemic administration in humans. We are developing both intravenous, or IV, and oral formulations of lefamulin for the treatment of community-acquired bacterial pneumonia, or CABP, and intend to develop lefamulin for additional indications other than pneumonia. We have completed a Phase 2 clinical trial of lefamulin for acute bacterial skin and skin structure infections, or ABSSSI. Based on the clinical results of lefamulin for ABSSSI, as well as its rapid tissue distribution, including substantial penetration into lung fluids and lung immune cells, we have initiated two pivotal, international Phase 3 clinical trials of lefamulin for the treatment of moderate to severe CABP. We initiated the first of these trials, which we refer to as LEAP 1, in September 2015 and initiated the second trial, which we refer to as LEAP 2, in April 2016. These are the first clinical trials we have conducted with lefamulin for the treatment of CABP. Both trials are designed to follow draft guidance published by the FDA for the development of drugs for CABP and guidance from the European Medicines Agency, or EMA, for the development of antibacterial agents. Based on our estimates regarding patient enrollment, we expect to have top-line data from LEAP 1 in the third quarter of 2017. With respect to LEAP 2, based on current projections, we expect to complete patient enrollment in the fourth quarter of 2017, and we anticipate receiving top-line data for LEAP 2 in the first quarter of 2018. If the results of these trials are favorable, including achievement of the primary efficacy endpoints of the trials, we expect to submit applications for marketing approval for lefamulin for the treatment of CABP in both the United States and Europe in 2018. We believe that lefamulin is well suited for use as a first-line empiric monotherapy for the treatment of CABP because of its novel mechanism of action, spectrum of activity, including against multi-drug resistant pathogens, achievement of substantial drug concentrations in lung fluids and lung immune cells, availability as both an IV and oral formulation and favorable safety and tolerability profile.

The U.S. Food and Drug Administration, or FDA, has designated each of the IV and oral formulations of lefamulin as a qualified infectious disease product, or QIDP, which provides for the extension of statutory exclusivity periods in the United States for an additional five years upon FDA approval of the product for the treatment of CABP and granted fast track designation to these formulations of lefamulin. Fast track designation is granted by the FDA to facilitate the development and expedite the review of drugs that treat serious conditions and address significant medical needs. The fast track designation for the IV and oral formulations of lefamulin will allow for more frequent interactions with the FDA, the opportunity for a rolling review of any new drug application, or NDA, we submit and eligibility for priority review and a shortening of the FDA’s goal for taking action on a marketing application from ten months to six months.

We believe that pleuromutilin antibiotics can help address the major public health threat posed by bacterial resistance, which the World Health Organization, or WHO, characterized in 2010 as one of the three greatest threats to human health. Increasing resistance to antibiotics used to treat CABP is a growing concern and has become an issue in selecting the appropriate initial antibiotic treatment prior to determining the specific microbiological cause of the infection, referred to as empiric treatment. For example, the U.S. Centers for Disease Control and Prevention, or CDC, has classified Streptococcus pneumoniae, the most common respiratory pathogen, as a serious threat to human health as a result of increasing resistance to currently available antibiotics. In addition, the CDC recently reported on the growing evidence of widespread resistance to macrolides, widely used antibiotics that disrupt bacterial protein synthesis, in Mycoplasma pneumoniae, a common cause of CABP that is associated with significant morbidity and mortality. Furthermore, Staphylococcus aureus, including methicillin-resistant S. aureus, or MRSA, which has also been designated as a serious threat to human health by the CDC, has emerged as a more common cause of CABP in some regions of the world, and a possible pathogen to be covered with empiric therapy. In recognition of the growing need for the development of new antibiotics, recent regulatory changes, including priority review and regulatory guidance enabling smaller clinical trials, have led to renewed interest from the pharmaceutical industry in anti-infective development. For example, the Food and Drug Administration Safety and Innovation Act became law in 2012 and included the Generating Antibiotic Incentives Now Act, or the GAIN Act, which provides incentives, including access to expedited FDA review for approval, fast track designation and five years of potential data exclusivity extension for the development of new QIDPs.

Please refer to our Form 10-K filed with the U.S. Securities and Exchange commission for additional information regarding our business and financial results and to review our audited financial statements. Below are certain explanations of 2016 activity versus 2015.

Research Premium and Grant Income

Other income increased by $2.7 million from $3.8 million for the year ended December 31, 2015 to $6.5 million for the year ended December 31, 2016. The change was primarily due to a $2.6 million increase in anticipated grant income from research premiums provided to us by the Austrian government as a result of increases in our applicable research and development expenses.

Research and Development Expenses

Research and development expenses increased by $24.4 million from $23.6 million for the year ended December 31, 2015 to $48.0 million for the year ended December 31, 2016. The increase was primarily due to higher costs related to our Phase 3 clinical trials of lefamulin. Direct costs for our other programs and initiatives were relatively limited during both periods. Indirect costs related to research and development increased for the year ended December 31, 2016 compared to the same period in 2015, primarily due to the addition of employees in our clinical development department.

General and Administrative Expenses

General and administrative expense increased by $5.6 million from $7.9 million for the year ended December 31, 2015 to $13.5 million for the year ended December 31, 2016. The increase was primarily due to increased staff costs related to the hiring of additional employees and increased professional service fees related to operating as a public company.

Other income (expense), net

Other income (expense), net decreased by $3.2 million to a $0.8 million loss during the year ended December 31, 2016 compared to the same period in 2015. The change was primarily due to an increase in unrealized losses from the re-measurement of foreign currency balances.

Interest expense, net

During the year ended December 31, 2016, net interest expenses decreased by $22.3 million compared to the same period in 2015 primarily due to the decrease in the effective interest accrued under the convertible loan agreements, which were converted into equity securities in connection with our April 2015 financing, and the decrease in interest expense on the Kreos loan, which was fully repaid in November 2015.

Cash Flows

Operating Activities

Cash flow utilized by operating activities increased by $27.4 million from $21.9 million for the year ended December 31, 2015 to $49.3 million for the year ended December 31, 2016 primarily due to a $28.4 million increase in net loss, after adjustments for non-cash amounts included in net income partially offset by improved working capital of $1.0 million primarily from an increase of accrued expense and other current liabilities.

Investing Activities

Cash flow from investing activities changed by $100.1 million from $76.7 million cash outflow in the year ended December 31, 2015 to $23.4 million cash inflow in the year ended December 31, 2016 primarily due to the redemption of term deposits. Other investing activities were relatively insignificant in both periods and related primarily to the acquisition of equipment in support of our research and development activities.

Financing Activities

Cash flow generated from financing activities decreased by $110.7 million from $133.0 million in the year ended December 31, 2015 to $22.3 million during the year ended December 31, 2016 primarily due to proceeds of $44.8 million from our April 2015 financing and proceeds of $106.1 million from our initial public offering in September 2015, $3.4 million from the issuance of an additional convertible loan in January 2015 and proceeds of $0.9 million from a silent partnership agreement entered into in January 2015. The year over year decrease in financing cash inflows was partially offset by proceeds of $24.8 million from our December 2016 rights offering, a $7.4 million decrease of cash outflows for repayments of long-term borrowings, and a $12.1 million decrease in equity transaction costs.

Comparison of Years Ended December 31, 2015 and 2016

	Year ended December 31,
(in thousands)	2015	2016	Change
Consolidated Operations Data:
Revenues	$3,767	$6,482	$2,715
Costs and Expenses:
Research and development	(23,604)	(47,994)	(24,390)
General and administrative	(7,921)	(13,535)	(5,614)
Total operating expenses	(31,525)	(61,529)	(30,004)
Loss from operations	(27,758)	(55,047)	(27,289)
Other income (expense):
Other income (expense), net	2,427	(783)	(3,210)
Interest income (expense), net	(22,078)	268	(22,346)
Loss before income taxes	(47,409)	(55,562)	(8,153)
Income tax (expense) benefit	445	672	227
Net income (loss)	$(46,964)	$(54,890)	$(7,926)

Consolidated Balance Sheets

	As of December 31
(in thousands, except per share data)	2015	2016
Assets
Current assets:
Cash and cash equivalents	$36,446	$32,778
Short-term investments	74,994	51,106
Accounts receivable	4,805	6,737
Total current assets	116,245	90,621
Property, plant and equipment, net	417	519
Intangible assets, net	3	270
Long-term receivables	430	420
Deferred tax assets	616	1,410
Total assets	$117,711	$93,240

Liabilities and equity
Current liabilities:
Accounts payable	$2,928	$2,551
Accrued expense and other current liabilities	5,823	13,308
Income taxes payable	170	18
Total current liabilities	8,921	15,877
Other non-current liabilities	84	107
Total liabilities	$9,005	$15,984
Commitments and contingencies (Note 21)
Mezzanine equity:
Investment from silent partnership	$—	$—
Total mezzanine equity	$—	$—

Stockholders’ Equity:
Common stock — no par value; 912,920 and 1,389,786 shares authorized at December 31, 2015 and 2016; 2,116,778 and 2,719,695 issued and outstanding at December 31, 2015 and 2016, respectively	$2,407	$2,939
Treasury shares — at cost; 2,819 shares at December 31, 2015 and 0 shares at December 31, 2016, respectively	(25)	—
Additional paid in capital	273,921	279,149
Accumulated other comprehensive income (loss)	3,829	10
Accumulated deficit	(171,426)	(204,842)
Total stockholders’ equity	$108,706	77,256
Total liabilities and stockholders’ equity	$117,711	$93,240

Cash Flows

Comparison of Years Ended December 31, 2015 and 2016

The following table summarizes our cash flows for the years ended December 31, 2015 and 2016:

	Year ended December 31,
(in thousands)	2015	2016
Net cash (used in) provided by:
Operating activities	$(21,858)	$(49,321)
Investing activities	(76,704)	23,352
Financing activities	133,018	22,301
Effect of foreign currency translation on cash	(160)	—
Net increase (decrease) in cash	34,296	(3,668)